MATTHEW 25 FUND, INC.
CODE OF ETHICS
April 18, 2002

Amended July 17, 2003



Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") addresses conflicts of interest that arise from personal trading activities of investment company personnel. In particular, Rule 17j-1 prohibits fraudulent, deceptive or manipulative acts by such personnel in connection with their personal transactions in securities. The rule also requires an investment company to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts.

Section 406 of the Sarbanes-Oxley Act of 2002 concerns the disclosure of a company's Code of Ethics. This Code of Ethics is meant to promote:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

o compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o accountability for adherence to the Code.

This Code of Ethics has been adopted by the Board of Directors of the Matthew 25 Fund (the "Fund"). It is based on the principle that the Directors and Officers of the Fund owe a fiduciary duty to the Fund's shareholders to conduct their affairs, including their personal transactions, in such a manner as to avoid 1) serving their own interests ahead of the shareholders, 2) taking advantage of their position, and 3) any actual or potential conflicts of interest.

I.      Definitions.   As used in this Code of Ethics, the following terms
shall have the following meanings:

(a) "Adviser" shall mean Matthew 25 Management Corporation.

(b) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a person has or acquires. It includes ownership by a member of a person's immediate family (such as spouse, minor children and adults living in such person's home) and trusts of which such person or an immediate family member of such person is a trustee or in which any such person has a beneficial interest.

(c) "Security" shall have the same meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the United States Government, banker's acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.


(d) "Transaction" shall mean any purchase, sale or any type of acquisition or disposition of securities.

II. Restrictions on Trading. Directors and officers are restricted from willfully purchasing, for beneficial ownership, securities that are held within the Fund's portfolio. In an effort to monitor trading activity, directors and officers are required to have brokerage confirmations or statements sent to the President of the Fund. These restrictions will help insure that our shareholders have first access to our investment ideas.

III. Prohibition on Certain Actions. Directors and officers of the Fund, in connection with the purchase or sale of securities, shall not:
(a) employ any device, scheme or artifice to defraud the Fund

(b) make any untrue statement of a material fact to the Fund, or to omit to state a material fact in an effort to mislead the Fund

(c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund

(d) engage in any manipulative practice with respect to the Fund

IV. Code of Ethics of Adviser. All directors and officers of the Fund who are also directors, officers or employees of the Adviser are subject to the Code of Ethics of the Adviser, which is incorporated by reference herein.

V. Reporting to Board of Directors. If issues or concerns arise with regards to this Code of Ethics, the President of the Fund shall provide the Board of Directors with a report that describes such issues.

VI. Sanctions. If any director or officer violates any provisions set forth in this Code of Ethics, the directors shall impose sanctions as deemed a ppropriate including, but not limited to, a letter of censure, termination of position, or fines.